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                   [Piper Marbury Rudnick & Wolfe Letterhead]

                                November 2, 2000

NetCreations, Inc.
379 West Broadway, Suite 202
New York, NY 10012

    Re: Proposed merger (the 'Merger'), as described in the Agreement and Plan of Merger and Reorganization (the 'Merger Agreement'), dated as of October 2, 2000, by and among DoubleClick, Inc. ('Parent'), NetCreations, Inc. ('Company') and Genesis Merger Sub, Inc. ('Merger Sub').

Ladies and Gentlemen:

    We have acted as counsel to the Company in connection with the transactions contemplated by the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the proxy statement/prospectus pursuant to which NetCreations shareholders will be asked to approve the Merger ('Proxy Statement/Prospectus') and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion assumes, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinion between the date hereof and the Effective Time.

    We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement that are to be consummated at the Effective Time will be consummated at the Effective Time in accordance with the Merger Agreement. In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of statements and representations contained in certificates executed by officers of Parent and the Company as to certain facts relating to, and









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                                                              NetCreations, Inc.
                                                                November 2, 2000
                                                                          Page 2

knowledge and intentions of, Parent, the Company and Merger Sub and certain facts relating to the Merger.

    In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), Treasury Regulations promulgated thereunder by the Treasury Department (the 'Regulations'), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

    Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a tax-free reorganization for United States federal income tax purposes under the provisions of Section 368(a) of the Code.

    Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement, and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.

    We hereby consent to (i) the filing of this opinion as an exhibit to the Proxy Statement/Prospectus (ii) the reference to Piper Marbury Rudnick &
Wolfe LLP under the heading 'Federal Income Tax Considerations' contained in the Proxy Statement/Prospectus and (iii) the reference to Piper Marbury Rudnick & Wolfe LLP under the heading "Legal Matters" contained in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                                          Very truly yours,

                                          /s/ PIPER MARBURY RUDNICK & WOLFE LLP

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